Exhibit 21

Subsidiaries of ITC^DeltaCom, Inc.

Interstate FiberNet, Inc., a Delaware corporation.

DeltaCom, Inc., an Alabama corporation.

DeltaCom Information Systems, Inc., an Alabama corporation

BTI Telecom Corp., a North Carolina corporation

Business Telecom, Inc., a North Carolina corporation

Business Telecom of Virginia, Inc., a Virginia corporation